Exhibit 99.2

Thayer Ventures Acquisition Corporation

Announces Closing of $172.5 Million Initial Public Offering

Valencia, CA – December 15, 2020 – Thayer Ventures Acquisition Corporation (the “Company” or “TVAC”), a special purpose acquisition company, today announced the closing of its initial public offering of 17,250,000 units, including 2,250,000 units issued to the underwriters upon full exercise of their over-allotment option, at a price of $10.00 per unit. The units began trading on The Nasdaq Capital Market (“Nasdaq”) on December 11, 2020 under the ticker symbol “TVACU”.

Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units commence separate trading, the shares of Class A common stock and redeemable warrants are expected to be respectively listed on Nasdaq under the symbols “TVAC” and “TVACW”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Stifel, Nicolaus & Company, Incorporated and Oppenheimer & Co. Inc. acted as joint book-running managers for the offering.

A registration statement relating to the securities became effective on December 10, 2020. The offering was made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, email: syndprospectus@stifel.com, or by telephone: (855) 300-7136 and Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, or by email at equityprospectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Thayer Ventures Acquisition Corporation

Thayer Ventures Acquisition Corporation is a newly formed blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any industry or sector, it intends to focus on the travel and transportation technology sectors, which align with the background and investing experience of the Company’s management team.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for a Business Combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

TVAC Media Contact:

Michael Frenkel, Thayer Ventures

(201) 317-7035

TVAC@Thayerventures.com

TVAC Investor Relations Contact:

Chris Tyson/Doug Hobbs

SPAC Alpha IR+

(949) 491-8235

TVAC@mzgroup.us